UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  May 23, 2006

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about June 26, 2006.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 4, 5, 6, 9, 11, 13, 14, 15, 16, 17, 19, 20, 21, 22, 23, 25, 26, 27, 29 and 31 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH MAY 23, 2006

1.             Is there an inherent difference in the requirements for ocean freight volumes that allows better resource utilization than when handling airfreight volumes?

This is one of those questions that we puzzled and puzzled over and we are still not sure we understand the question.  We are going to assume that you are asking about the headcount requirements in connection with air and ocean freight, but if we are wrong about this, please feel free to try again.

If we look just at profit per head over recent quarters, airfreight has been more profitable than has ocean freight.  This has more to do with the pricing and consolidation opportunities associated with the two offerings than it does with the underlying commodities.

It is a fact that ocean freight and airfreight are, generally speaking, inherently different from each other.  High value and/or time sensitive goods tend to go airfreight.  Goods that move by ocean tend to be lower value, less time sensitive and/or larger items.  Today’s airfreight may very well become ocean freight in a year or two.  For example, not too long ago computer manufacturers wouldn’t have thought of sending computer monitors, much less the computers themselves, by ocean freight.  Today, as the price for hardware has come down and as the demand for the product has steadied, more and more computer equipment is actually being sent by ocean freight.

2.             Do your field managers believe the productivity per employee as achieved in the first quarter of 2006 is sustainable over a longer period, or is there a need to accelerate the rate of hiring?

We haven’t “polled” our managers to ascertain their hiring intentions as we are confident that under our system hiring will occur as it’s needed at the branch level.  We are extremely decentralized in this regard and the last thing we can imagine is sending out a memo freezing local hiring or urging everybody to take their vacations for that matter.  Much like Adam Smith’s invisible hand, we trust that each district manager will react to what is best for his/her branch.

That said, steady growth in the volume of business coupled with normal turnover means that most offices are constantly hiring and developing new people throughout the year.  We have to do this to be sure that we have enough people for our peak season.

3.             What caused your first quarter 2006 depreciation and amortization expense to decline sequentially?

While it is true that depreciation and amortization expense recorded in the first quarter of 2006 was down some $53,000 from the amount recorded for the fourth quarter of 2005, we have a tough time considering this to be very significant.

During the fourth quarter of 2005, we increased the amount we recorded in Australia as depreciation expense in accordance with GAAP in anticipation of paying what is known as “dilapidations” on the ultimate termination of a leasehold.  We also fully depreciated a forklift in one location (hey, you are asking us to explain a $53,000 difference).  We also had a couple of locations in the United States where we had slightly extended our lease term after we had nearly finished amortizing tenant financed lease hold improvements.

Perhaps the concept of paying dilapidations needs a bit of additional explanation.  Any college student likely understands that in order to get a damage deposit back, it is advisable to put some toothpaste in the nail holes, clean the fridge and shampoo the carpet.  Commercial rental agreements in certain backward locations have a similar concept.  These are places where they likely drive on the left hand side of the road.  They also spell funny, but we digress.

Rather than having a clause that allows for normal wear and tear, these leases require the tenant to

“return the premises to original status” or pay the landlord the cost.  Just as the carpet is always dirty in a landlord’s opinion, no matter how hard you worked on it, a freight forwarder cannot escape a lease without making a substantial payment to these lords of the realm.

GAAP requires that we anticipate these dilapidation accruals by “capitalizing” our best estimate of what this dilapidation amount will be at the inception of a lease and booking a related liability that will be paid at the conclusion of the lease.  We then systematically write this asset off over the life of the lease as additional depreciation expense leaving only the liability.

As we approach the end of a lease, we sometimes realize that we are going to need a couple of extra toothpaste tubes.   Having reached this conclusion, we book an increase to the “dilapidation accrual” and make a cumulative “catch up” adjustment to depreciation expense.   In this manner, we will have expensed all of our toothpaste obligation.

4.             Was there a greater stock option expense impact during the first quarter of 2006 versus what is expected for the remaining quarters of 2006, related to treatment of retirement eligible employees during the quarter?

The answer to your question is no.  The Expeditors stock option plans do not allow for accelerated vesting of options upon retirement.  If an individual were to separate from service as a result of a decision to retire, that individual would forfeit all unvested options.  Since we cannot have accelerated vesting, the provision of SFAS 123R which requires the immediate recognition of compensation cost awards held by retirement-eligible employees would have no effect on us.

However, your question does raise the issue as to what we expect future 2006 stock compensation to be.  While we tried to answer this question as best we could last month, we now have some additional information, so let’s wade back into the thicket of FAS 123R.

On May 3, 2006, our shareholders gave their approval to the 2006 Stock Option Plan which authorized the issuance of 1,500,000 shares.  Later that same day, our compensation committee awarded stock option grants to 2,520 employees with an exercise price of $ 87.76.  This broad based distribution of options involved grants of 50 to 7,500 shares which will vest over three to five years.

As of this writing we have not fully formalized our Black-Scholes calculation for these options which under Sarbanes-Oxley would mean that we document our assumptions (guesses really) about several variables.  However, it is reasonable to assume that these options will have an aggregate fair market value of approximately $66 million which will be amortized over 60 months at the rate of $1.1 million per month.  This amount will be partially offset by the amount of stock option expense “timing out” or becoming fully amortized in May of 2006 of approximately $750,000.   So we can expect to have a net increase in monthly stock compensation expense of approximately $350,000.

This estimate ignores the expense associated with our directors’ options which will be priced based upon the closing price of our stock on June 1, 2006.  The expense associated with these options in 2006 will be amortized over a one year vesting period while the options granted in 2005 vested immediately.  A wild guess for this expense would be an increase of $235,000 per month.  The estimate also ignores the expense associated with the employee stock purchase plan which depends on employee enrollment and the price of our stock on August 1, 2006.  However, we currently guess this to be an increase of approximately $750,000 per month.

So, assuming that all of these guesses are accurate, we believe that our monthly total stock compensation expense will increase by $1.4 million dollars per month beginning in May of 2006. The only exception to this is the month of June 2006 where we will have an overall decrease of  our option expense year over year of approximately $400,000 as a result of the 2006 one year vesting for the director’s options.

Again, we hasten to add that you have got us making an estimate of an estimate.  Not only could our actual estimate change, it will change and any such change could be significant.  We’ve shared externally our current internal thinking about future stock option compensation expense.   When what we have written here turns out to be incorrect and in the event that we get any grief about it, we’ll just invoke a Steve Martin line from the mid-1970’s “well E-X-C-U-S-E me!”  We will also know not to be so candid in any future ramblings.

5.             Why was the tax rate significantly higher during the first quarter of 2006 than the past three quarters and somewhat higher than the first quarter one year ago? Is there an on-going reason why the first quarter would have a higher tax rate than the other quarters? Does this have something to do with the taxable treatment of stock option expensing? What do you expect the effective tax rate for the remaining three quarters of the year and 2007 to look like at this point?

The significant difference in the tax rate from the previous three quarters is the result of our having applied SFAS 123R during the first quarter of 2006.  The reason the tax rates are higher is purely mathematical and now we’ll try to explain.

Under SFAS 109, when we incur an expense in the financial statements that is not ever going to be deductible for tax purposes, we have what is known as a “permanent difference”.  In order to compute the proper tax expense, whether that tax is payable currently or in some future period, we have to add back to book income all of these “permanent differences”.   The rest of the differences between financial statement income and taxable income are “temporary differences”.  Temporary differences create deferred tax assets and liabilities while permanent differences create stuff that needs to be presented in the footnote that explains the differences between the actual tax rate and the expected tax rate.

Financial statement income is determined under rules set by the FASB under the watchful eye of the SEC and it is designed to properly reflect income between entities.  Taxable income is defined by governmental action and it is designed to raise revenue and/or favor one group over another.  In general, the tax code favors early revenue recognition and takes a wait and see attitude toward most expenses while the financial statement rules seem to encourage prompt expense recognition and can pose hurdles to some revenue recognition.  That there are differences between the two, both permanent and temporary, should come as no shock to anybody.

Prior to the implementation of SFAS 123R, Expeditors received a tax deduction upon the exercise of any “in the money” non-qualified stock option and a deduction for any disqualifying disposition (a sale within one year of the exercise of the option) of an incentive stock option.  The amount of this deduction was measured by the difference between the fair market value of the stock at exercise and the strike price of the option.  These were permanent differences as the option deduction was never taken into account in computing book income.

Now that options are expensed in calculating financial statement income, we record a deferred tax asset (think timing difference when you see deferred tax anything) for the expected tax deduction associated with non-qualified stock options.  However, we do not record a tax benefit for the expense associated with incentive stock options on the theory that there is no assurance that any disqualifying dispositions will occur.  This may be inconsistent with other portions of the stock option expensing rules which require a company to make estimates of all sorts of things that cannot possibly be known, but it is very much in keeping with the punitive spirit that no doubt motivated the authors of these accounting standards.  After all, accounting firms and universities don’t offer stock options.

We digress, but the important point here is that we have financial statement expenses which we do not recognize as we compute our tax expense.  This is important because it is the answer to your question.  Consider the following calculation:

		Before SFAS 123R	After SFAS 123R
Earnings before tax	(A)	100	90

Add back disallowable SFAS 123R compensation expense			10

Taxable “book” income		100	100

Tax rate		36%	36%

Tax expense	(B)	(36)	(36)

Net earnings	(A- B)	64	54

Tax expense as a % of income before tax	(B÷A)	36%	40%

As to what we expect the tax expense to be the rest of the year—right now we’d estimate that it might be within the 39-40% range and it might not.  We have said before that estimating our tax rate is a fool’s game and stock option expensing made it worse.  To prove this all we would have to do is to explain to you what happens with disqualifying dispositions under SFAS 123R.

6.             You discussed winning some large new business during the past six months. Can you discuss who some of these new accounts are? If not by name, can you discuss which are brand new versus more business with existing accounts, which verticals the customers operate within, whether they are predominantly air, ocean, brokerage, or other revenue and roughly what % of net revenue each or collectively they account for?

We have been pleased to welcome quite a few new accounts recently, none individually significant from a financial analyst’s view of our total volume of business.  As we’ve said many times, we don’t have any business that is more than 5% of our gross revenue.  In fact, as a result of our growth, we currently don’t have any that are much larger than 3% of gross revenue as of early 2006.  No new account even came close to this number individually.  The new business was made up of many different accounts, fairly uniformly dispersed from a geographic and product standpoint.  Most new accounts are soon, if not immediately, making use of more than one of our services.  Did you really expect a much better answer?

7.             How much of your 25% volume growth for airfreight during the first quarter of 2006 would you roughly attribute to improved demand and how much to market share gains?

This is a very difficult statistic to quantify.   While it sounds like it should be easy to compute, we would need to put a field on the invoice screen with a box for “improved demand” and one for

“market share gain”.  Even if we had the boxes, could you be sure that the individual doing the billing would always know whether to check a box and if so, which box.

Even if we were to make limiting assumptions like defining “improved demand” as any time we earned more business with an existing account and “market share gain” as any business from a new customer, the problem is that this rule may not be correct.  A new customer may come to us with a new product and therefore the business is actually more properly classified as “improved demand” and the award of a new lane of business is very much a “market share gain” as it is coming to us and being taken away from the competition.  While it is an interesting question from an external perspective, we’re not that discriminating about new business to put dumb labels on it.

What we can say is that as of mid-May 2006, we cannot remember a time when, as measured by the work load on our credit department in vetting and approving credit for new customers, that we have had as much new business coming through the door as we’ve experienced over the last six to nine months.

We just have a lot of sales activity out there.  We’ve increased the numbers and the quality of our sales staff.  We have also put additional attention into our branch retention efforts.

Finally, assuming that you will accept an educated guess as an answer to your question, we believe that our gains would break much more on the side of market share than they would towards improved demand.

8.             What trends in year over year net revenue and operating income growth did you see sequentially throughout the first quarter from January through March of 2006?  Are those trends continuing in April?

Percentage year over year increases (2006 versus 2005) were as follows:

	Net Revenue	Operating Income

January	29%	65%

February	27%	65%

March	29%	86%

April	24%	61%

9.             Can you continue to grow volumes twice as fast as your headcount growth during 2006?  At what point do you have to ramp-up your hiring?

We held the growth in headcount to approximately 46% of our growth in operating income during 2005.  In the first quarter of 2006, our growth in headcount was only 14.6% of our growth in operating income, so we are off to a good start.  If looked out to the rest of 2006, we would be making predictions and we don’t do those.

As far as when we might ramp up hiring, a careful reading of our response to question 2 above would tell you that it will happen when it happens.

10.          There was great operating leverage of your” Salary” and “Other expense” lines measured as a percentage of net revenue. Is there anything here that you don’t believe is sustainable going forward, or was there some one time savings that took place in the first quarter of 2006?

The first quarter of 2006 was a fantastic quarter and whenever you use words like “sustainable” you have to focus us on some relevant range.  “Is it sustainable?” is always a loaded question.

April 2006 certainly was a strong month (up 61% year over year on interim results), however, at some level these results indicate a lack of sustainability when compared with the 72% growth shown in the first quarter.

Looking forward, our ocean yields might retreat somewhat beginning with the month of May 2006, as new ocean carrier contracts kick in.  If the rate of growth in net revenue declines then these expense categories may not look as brilliant as they did in the first quarter and yet we would still be very proud of the result.

“Sustainable?” Given enough time, the sun is not sustainable, however, we think it is a good bet that there will be daylight tomorrow.

11.          What was contained in Other Income, Net of $1.7 million that was reported in the first quarter of 2006.  Is any of this not on-going in nature?

The major components of our “Other Income, Net” figure for the first quarter of 2006 were exchange gains of just over $1 million and rent on property near London’s Heathrow airport, net of applicable depreciation, of just over $.5 million.  The rent on Heathrow property will continue through the balance of 2006.  We are always subject to exchange gains and losses, but we cannot predict timing or magnitude.

12.          What was the air freight tonnage and ocean container count growth in March and April of 2006?  What were air and ocean freight yields in March and April?  What was the air freight tonnage and ocean container count growth for the overall first quarter?

Year over year airfreight tonnage growth was approximately 31% in March 2006 and 19% in April 2006.  Given the huge March for airfreight, we were pleased with this 19% year over year increase in April.  Usually there is a kind of  freight “hangover” in the first month of any quarter, and this can be exaggerated when the last month of the previous quarter was robust.  There just wasn’t much of a “hangover” this year.

As to ocean freight container count, measured  by FEU count, we were up 17% in March and we were up 20% in April 2006 over the same months of 2005.

It is bad enough having to discuss yield changes by quarter, we are not going to get started crawling through yield changes on a monthly basis so long as we can help it.  Nice try though.

Finally, with respect to volume growth for the entire first quarter of 2006, air was up 25% and the ocean FEU count was up 18%.

13.          We understand that your sales force performed exceptionally to drive a lot of the net revenue growth during the first quarter of 2006.  Would you please provide some additional color on other factors that may have contributed to both airfreight and ocean freight net revenue growth during the quarter?

Yes, the sales force performed admirably.  Our global sales program has always done well, but our district sales program, which is only a couple of years old, is starting to hit full stride.  This combined with the sales efforts provided by our district and branch managers and the individual department managers, whose job also is to drive sales in the local markets, really made a difference in attracting new business.   As far as color commentary, our people were definitely motivated by opportunities that are present in the market.  Our system rewards it and sustains it and we hope for more of the same.

14.          While it is probably not quantifiable, your sales force was likely very motivated to recoup lost incentive compensation due to options expense by driving higher freight volume during the quarter.  Would you expect this dynamic to persist throughout the remainder of the year?

At Expeditors our incentive compensation rewards individuals with a percentage of what they control.  Therefore, the compensation paid to our sales force is based upon a percentage of the net revenue from business generated by the salesperson.

Option expense does not affect our sales compensation and our sales force has no real influence over the option expense.  The district managers, branch managers, department managers and other key staff in our branch offices, who are participants in the branch bonus pool are the ones who were motivated to get new business to offset this new accounting expense.  We have no doubt that this drive for new business was passed onto the sales force, but the incentive was not sales commission related.

15.          Europe rebounded nicely in the first quarter from a disappointing fourth quarter of 2005.  Would you please explain the dynamics, beyond the improvement in the European economy that drove better performance in the first quarter of 2006?

We’re really not sure that the European economy improved, but whatever.  We think our Europeans improved and they also had some breaks go their way as far as picking up some business they’d been working on for a long time.  We also believe that they are now seeing some of their work on productivity start to show up in the financial results.

16.          Previously, we had forecasted a 36% tax rate, however, the reported tax rate was 40.6% in the first quarter of 2006.  Could you please explain the reason for this difference, and should a 40% tax rate be assumed going forward?

To be clear, we have said in the past that we believe that forecasting our tax rate is a fool’s game.  That said, we would refer you to our answer to question 5 above and simply note that the new rules for accounting for stock options made all the difference in the reported rate.

17.          As you commented in your previous 8-K, rent expense was lower in the fourth quarter of 2005 as you began to charge a certain customer back for rental space.  It remained at similar level in the first quarter of 2006, can we assume this dynamic should persist going forward?

The reduction in rent expense in the first quarter of 2006 as compared with the first  quarter of 2005 was due primarily to our moving into new facilities in two major markets (Los Angeles and San Francisco) where we had previously paid rent expense.  This reduction in rent expense is partially offset by an increase in depreciation expense.

18.          Other expense was significantly lower in the first quarter 2006 compared to 2005.  Would you please explain the rationale for this difference?

We think the answer is simple.  When faced with increased expenses like the non-cash expense associated with new rules for options expensing, our people will really try to hold the line on any expenses that are at all discretionary.  The “other” expense line contains a lot of discretionary expenses that can be managed.  This consists of stuff like communications, office and computer supplies, dues and subscriptions, and professional fees.

19.          Are you seeing higher fuel prices have an significant impact on your customer’s shipping habits (i.e., a shift from air to ocean)?

We are not seeing noticeable shifts from air to ocean that can be specifically attributed to rising prices.  While many of our customers try to work ocean freight into their overall program because of the significant price differential, many of the commodities that fly airfreight are just going to continue to fly airfreight no matter what the price of fuel may do.

20.          You are generating a lot of cash and you are increasing the dividend.  Your working capital is strong, etc. The balance sheet is probably the best in the transportation industry, so what else do you with the cash?  You have always reinvested in the business, but you must be getting to the point where there is little else to invest in.  Are there locations where you can open other offices?  What’s next for your company?  Where do you go from here?  Is it more of the same in terms of growth?  How should we think about the company going forward in terms of next steps?  I know it’s an open-ended, broad question, but you have been one of the few companies that have consistently delivered on growth, on promises, etc., and the company has obviously shifted to a level of growth that your peer group has never been able to match.  Thanks for indulging the question.

This was not an “open-ended, broad question” it was an interrogation that left us exhausted just reading it.  We did not ‘indulge” your question, we endured it.

As much as we love being asked what we are going to do with the cash, we wonder why you don’t look to see what we have done so far?  Last year, we generated approximately $280 million in cash flow from operating activities.  We bought back $127 million worth of stock and paid out $32 million in dividends and we invested another $91 million into the business via capital expenditures.  We ended the year 2005 with $55 million in additional cash.  All in all, we think that was a pretty good use of cash.

This year, we estimate that we are going to use about $130 million for capital expenditures and as you note we’ve just raised the dividend to a level that means we might spend about $45 million on dividends.  As to stock repurchases we would expect to spend at least as much as we did last year in keeping with our current goal of keeping our outstanding share count relatively flat.

As for the rest of your question, there are many locations where the company can and will open.  As our same store sales figures demonstrate, new offices are not the story behind our historical growth and as we have said before, they do not require massive capital outlays.

21.          Which two factors, one where you have had influence and one where you have not, contributed most to the historical success of Expeditors?  Do you expect these factors to have similar importance going forward?

This was an interesting question.  We believe that the best answer would be that our culture together with the virtually limitless opportunities presented to us by deregulation and globalization have combined to let us build a synchronized global network dedicated to fulfilling customer needs and providing rewarding careers for our employees.   Obviously, we have control over our culture and we have no say whatsoever with respect to deregulation and globalization.

Culture, first and foremost, is the great differentiator at Expeditors.  A small example is the fact we don’t dress casually because around here “there is nothing casual about business.”   We are extremely entrepreneurial in nature but we fully understand that only through fulfilling our customer’s needs will we continue to grow, develop and generate greater profits.   It is our culture that instills our driving commitment to be the very best at what we do and to bring our best every day.

As we noted earlier, we have no control over the forces that have propelled deregulation and globalization, but these powerful forces have been part of life since our 1979 founding.  In addition to providing opportunity for our company and our employees, they have helped to raise the standard of living for individuals worldwide.

The final part of your question calls for us to look to the future and opine as to whether or not these influences will continue.  We believe that globalization is here to stay, but your opinion is as good as ours.  As to our culture, we are not going to change.

22.                               10 or 20 years from now can someone create a portal on which you can click the routes you want and speed you want and disintermediate the forwarders? Is there something inherently complex in your work flow that has human judgment that can prevent this?

We see this happening all the time. Futures exchanges moving from pit to electronic is a classic example. There was no value to the hand waving in the pits. Similarly Google disintermediating the yellow pages is another as there is no need to have a sales force going from door to door any more. This will happen with insurance brokers too. Problem here is that the contracts are not standardized and insurance companies are way behind the curve.

Question is will it happen to Expeditors? Please do not hide behind a statement such as “we cannot project or forecast”. What I am asking you to explain to me is why suppliers and buyers will not communicate directly sometime in the future? Is there is some inherent activity that in a perfect world (and I know the world is not perfect and will never be) cannot be done over communication networks?

 If you are seriously asking this question, we can state with a high degree of confidence that you have a total misunderstanding of what we do around here. Even if you do understand what we do, we question the attempt to compare hand signals and the yellow pages with a company like Expeditors that uses communications as a means to facilitate and thereby provide an unavoidable physical service. After all, until freight moves like the people could on the late 1960’s hit Star Trek, moving freight will remain a physical act. However, because the same arguments were likely made by the folks who ran the pony express, which was another transportation company after all, we will explore the source of our confidence about the future.

A key weakness in your question can be found in the third sentence of the second paragraph where you assert “[t]here was no value to the hand waving in the pits.”  The fact is there was a great deal of value to all that “hand waving” for an extended period of time. We agree that a more efficient means of communication evolved but the basis function of executing trades continues. So whether you’re paying a commission to have someone to execute an order via “hand waving” or whether you pay a fee to a discount broker as you point and click via an electronic exchange, you are paying something to access an organized market to execute a trade. With advances in technology, less people were needed to facilitate trades, but who can say that technology has made brokerage profits non-existent.

Now, we will contrast your “hand waving” undertaken by a commodities trader with the particular range of services that we provide to our customers. We think that there are several points that should be considered:

•                                          The ultimate service that we must provide in order to be of value to our customers is the seamless movement of goods. This means making something that is complex become simple and transparent. It also means doing this on a consistent basis. We occupy a unique position in the transportation markets. We are not engaged in delivering a commodity. If you are buying or selling pork bellies, the main focus of your concern would be how quickly and how cheaply your order can be settled. In today’s world of global logistics, moving the freight efficiently and conveying the requisite information requested by the customer is the value.

•                                          The model you pose has been tried to this point without any visible success. Many technically adept outfits have tried to enter this market with the idea that they would only manage the information. By and large, they have failed and nobody has been as successful as originally forecast. It is our contention that to truly add value to the supply-chain, the logistics provider must be able to provide timely and accurate information in a manner that allows the customer to react to the information. This requires a measure of involvement in the nitty-gritty world of cargo movement.

•                                          The asset based transportation providers reward consistent customers by providing preferential rates. It will always be difficult, if not impossible, for an individual airfreight shipper to achieve the consistent flow and mix of cargo that would earn the preferential rates available to the forwarder. This part of what we do is independent of the “hand waving” part.

•                                          The existing air and ocean carriers do not have the infrastructure in place to handle direct consignments from a large number of customers. They rely on forwarders, such as Expeditors, to handle these customers and their varying degrees of sophistication and to do the physical handling and documentation requirements before and after the move.

Communications, without the ability to execute the physical movement, is to use your example just modern day “hand waving”. You can type “move freight move” into the most powerful computer system all day long, but if the ultimate human recipients of the message don’t have the ability, the contacts and the ground network to pick up the freight, supply the required documentation, move it to an asset based carrier, prepare customs paperwork to clear the goods upon arrival, pick it up at destination and deliver it to the consignee, then nothing much is going to happen. We make communications work. We did this with a telex machine and a telephone when we started in this business, and as the industry moved on to faxes and now to email and instant communication, we continue to perform this valuable function. We never used hand signals, but no matter the means, we do what we do in volume on a daily basis and we do it in a transparent manner. Our ability, and our very occasional inability, to execute is right in front of the customer every day. We don’t see the dynamics of the business changing to the point that we’ll be run out of business by a computer program on a website because you cannot move freight safely by simply vaporizing it although some of them seem to try.

23.                               How sticky is your customer base i.e. what is the churn rate? If I start with a $100 revenue base, do I need to start at (1-churn rate) x previous year’s revenue as I start building my budget for next year (assuming that volumes remain constant, other than new sales). What percentage of the revenue is up for re-bidding each year? If the churn rate is low (less than 10%) what makes it low (other than price and service)? Is there some inherent learning about customer work flow that creates switching costs?

Does it surprise you that we don’t calculate a “churn” rate?  Far from churning anything, we celebrate all new customers and mourn those we may lose. As far as the percentage of business that may be up for re-bidding each year, in our view approximately one-hundred percent of our business is up for grabs daily. Bids in this business typically only allow access to freight, they don’t guarantee that you’ll handle any business.

It is our opinion that the financial community has a vastly overrated perception of how tightly logistics business is contractually committed to any current provider. Even if you qualify to handle the business via whatever rigorous “bidding” process may be in use, the only guarantee that you will continue to service the business is the degree you provide customer satisfaction each and every day. No customer obligates themselves to use you for a period of time for better or worse and in sickness and health. The amount of revenue that is up for a “rebid” isn’t as relevant from the internal perspective as it may appear externally.

As for switching costs, those answers are better supplied by a customer than by us. In today’s environment, technology plays an important part in the overall delivery of information to customers, particularly the large global shippers. Technology investments do cost money and, to some extent, create links that make changing providers more difficult. That having been said, customers are sophisticated enough to avoid using “technological dependence” as a reason to continue to work with a company that cannot perform at the basic physical level.

24.                               What percentage of the revenue is derived from specialized projects? Could you please provide us your estimated market shares by major trade lanes?

Very little of our revenue is from “specialized” projects. Presently, we are not really in the project business. While some of this business may come our way, it is usually the result of customer needs that arise in association with ongoing service offerings.

25.                               Does Expeditors buy centrally or are the branches responsible for purchasing transportation services?  If you do buy centrally then are the branches charged a profit on this purchased cost?  Is incentive compensation at the branch level determined by branch profit?  When your branches bid on business do they know the actual cost of the service to the company?

The answer to each of your questions is yes and this is true even with respect to the compound question. While Expeditors’ product managers negotiate major carrier purchase prices on a centralized basis, our branches and our gateways are free to negotiate any sort of spot or lane specific rates that improve profitability.

Needless to say a great deal of cooperation and coordination is required with centralized decisions so that the commitments made by the product leaders will be fulfilled by the various geographical units. Each geographical area has a product leader who works in concert with the corporate product leader to craft and deliver alternatives to the branches in their respective areas which reflect the needs of those branches. This allows us to develop and execute purchase strategies in a collaborative basis which we think gives us the best of both worlds.

It is absolutely inviolate at Expeditors that our branches always know the true cost of the services they are responsible for providing. If they are unsatisfied with the costs of purchased transportation, they work with the regional and global product leaders to reduce those costs. This is accomplished through alternative carrier selection and/or negotiation of improved rates with the existing carriers.

There is no attempt at Expeditors to shield our branches from the reality of economic decisions. To invoke an old English saying we hear form time to time, “you pays your money and you takes your chances.” We know that if we get into a position where the branches are dealing with anything less than economic reality, we will make mistakes that we could otherwise avoid.

The feedback from the branches is used in measuring the effectiveness of our product management efforts and keeps abreast of market developments. This keeps us from making uneconomic decisions and then living with them out of ignorance. Our branches are each profit centers, and as such, we believe that they are the most effective filter we have against letting shoddy or unprofitable buying practices effect our business.

26.                               Could you please address the company’s opportunity to pick up additional market share due to several large mergers in the international freight forwarding industry that could cause disruption at those entities?

We have addressed this in a previous response, however, we’ll briefly state that historically we have seen a large influx of new business in the wake of any sizeable merger in the market place. This happens for various and sundry reasons and we’re not sure we even completely understand why. Nonetheless, so far a big merger or series of mergers has always been ok for us. Looking to the future, we don’t see why today’s environment won’t provide some of the same sort of opportunity.

27.                               Would you please comment on the demand/supply balance within the air cargo segment?

In general, at this point in May 2006, there seems to be a good balance with a tilt towards the demand side of the equation in some key markets. There are some backlogs in some areas, but in an overall sense, looking forward to the third quarter, there seems to be an equilibrium between demand and supply.

28.                               Expeditors reported vehicles owned as part of PP&E in its most recent 10-K (and has provided detail on these assets in year’s past as well). While the value and likely the number of vehicles is not material in the grand scheme of things, we were curious as to their purpose. Can you provide detail as to what type of vehicles these are (trucks, cars, etc.) and what purpose they serve in operations.

We have a very nominal number of small messenger vehicles and the odd truck here and there where we need to own our own truck for a very specific reason. In the Far East, we have several offices that maintain cars to facilitate customer needs such as visiting key buying houses and factories, etc. We may also have inherited the odd vehicle in connection with an acquisition and we often continue to use these vehicles until they reach the end of their service life. In general, the vehicles we own do not serve any overriding operational purpose and, as you noted, there are not very many of them.

29.                               In its March 16, 2006, Asia Customer News Flash Expeditors relayed that Changsha Customs in Central China’s Hunan Province had been granted permission to construct a medical and health products import bonded warehouse with Quanzhou Medical and Food Products Logistics Company backing roughly $60 million of construction cost. The facility seems impressive given its daily TEU handling and storage capabilities at 60,000 and 600,000 TEUs, respectively. The question remains – has Expeditors been selected to take part in managing either this warehouse, which seems less likely given a logistics company is backing the project, freight distribution, or the import/export process?  If not, does Expeditors expect to be involved in similar pharmaceutical distribution warehouse projects in China going forward or other parts of the world for that matter?

To our knowledge, we’re not managing this facility. We expect to work with our customers who have distribution needs and will utilize this facility and other bonded warehouses to deliver the required services. As a rule, Expeditors will involve itself in any kind of core logistical service where we can meet our customers’ needs and make some money at the same time. There is a danger in trying to use any of our News Flash issues to draw investment conclusions, but to each his or her own.

30.                               Several European forwarders have recently made acquisitions in the contract logistics area. Although the capital allocation skills of some of these companies are questionable in my opinion, other companies that I do respect have now made similar acquisitions. The going logic seems to be that “point to point” will pay in the long run rather than port to port. Is it a concern that the “asset light” provider may get disintermediated either due to advancement of technology or supplier consolidation by shippers, whereby the “last mile” carriers, who control the final customer touch, will have the greatest power in the chain.

Expeditors has chosen to stay asset light and now remains one of the only two global independent asset light forwarders. Do you see a risk to the asset light positioning for Expeditors? Is the landscape different in the US vs. Europe? Would you consider a different strategy for the US vs. Europe?

If you seriously are buying into this thinking, you have been sipping the integrator Kool-Aid. Hopefully you haven’t swallowed, but just in case you have, let us attempt to provide some financial Ipecac here in hopes that we can induce vomiting before your investment psyche is permanently altered.

Please consider the following points:

•                  We describe ourselves as “non-asset” as opposed to “asset lite”. Small distinction, but important to us and it would be important to a serious investor.

•                  Even assuming that “asset light” and “non-asset” are the same to you, what precludes a company like ours from providing point to point service?  You seem to understand that we don’t need to own planes or ships to provide port to port services. Given that point, why then would we, or anyone else who was using a non-asset model, have to own a bunch of trucks in order to provide door to door “last mile” service?  The fact of the matter is that globally there are a lot more independently owned trucks out there looking for a load than there are planes and steamships currently being loaded. Think about that for a moment and don’t swallow!  There may still be time to save you.

•                  To your point about disintermediation as a result of advances in technology and/or supplier consolidation, we would ask you to think about what connection is there between owning and operating trucks and making technological advances?

•                  Being non-asset based, we have for years handled the “first mile service” and the “last mile service”. Around here it is called a pickup and delivery. In most every market, there is a list of truckers a mile long who want to be managed by us. They’ll gladly take as many deliveries as we’ll give them. We arrange it and we manage the information through our systems according the customer’s requirements. As long as the freight gets where it needs to be, customers are generally ambivalent as to what is or is not painted on the side of the truck.

•                  Given that we are non-asset based, there is a greater requirement for our information systems to work well.

In closing, the notion that a forwarder needs a bunch of trucks to facilitate “point to point” service is an idea that a guy with trucks might try to get you to buy. We know that a forwarder needs to own trucks to provide point to point services, to borrow an old phrase from the 60’s, “like a fish needs a bicycle”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

May 23, 2006	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

May 23, 2006	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer